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                                                                     EXHIBIT 4.7

                       AMENDMENT FIVE TO AGENTED REVOLVING
                         CREDIT AND TERM LOAN AGREEMENT

      This Amendment Five to Agented Revolving Credit and Term Loan Agreement ("Amendment") is dated effective February 28, 2005, among ORCHIDS PAPER PRODUCTS COMPANY, a Delaware corporation ("Orchids"), ORCHIDS ACQUISITION GROUP, INC., a Delaware corporation ("OAG") ("Orchids" and "OAG" are referred to herein, separately and collectively, as "Borrower"), and BANK OF OKLAHOMA, N.A. ("BOK") and INTERNATIONAL BANK OF COMMERCE (F/K/A LOCAL OKLAHOMA BANK) ("IBC") (BOK and IBC are referred to herein individually as a "Bank" and collectively as the "Banks"), and BANK OF OKLAHOMA, N.A., as agent for the Banks hereunder (in such capacity, "Agent").

                                    RECITALS

      A. Reference is made to the Agented Revolving Credit and Term Loan Agreement by and among Orchids, Banks and Agent, dated October 15, 2002 and amended October 14, 2003, January 14, 2004, March 1, 2004, and July 19, 2004, among Borrower and Banks (as amended, the "Credit Agreement"), pursuant to which currently exists (i) an $11,764,819.37 term loan; and (ii) a $5,000,000 revolving line of credit. Terms used herein shall have the meanings given in the Credit Agreement, unless otherwise defined herein.

      B. Borrower has requested that Banks extend the Termination Date of the $5,000,000 revolving line of credit to February 28, 2007; and Banks have agreed to Borrower's request, subject to the terms and conditions of this Amendment.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the representations and warranties contained herein and for valuable consideration received, the parties agree to the following:

      1. Amendments to the Credit Agreement. The Credit Agreement is hereby amended as follows:

            1.1. Section 1.34 ("LIBOR Margin") is hereby amended to evidence that the heading "Ratio of Funded Debt to Cash Flow" in the first column and row of the grid shall now mean and read "Ratio of Funded Debt to EBITDA."

            1.2. Section 1.57 ("Prime Rate Margin") is hereby amended to evidence that the heading "Ratio of Funded Debt to Cash Flow" in the first column and row of the grid shall now mean and read "Ratio of Funded Debt to EBITDA."

            1.3. The last sentence of Section 1.62.10 ("Qualified Receivables") is hereby amended as follows:

                 "Notwithstanding the foregoing, but subject to formal written approval of the Banks, the accounts receivable of Dollar General Store and Family Dollar (or their respective successors) shall be included as Qualified Receivables up to 40% and 20%, respectively, of total accounts receivable, and any amounts over 40% or 20%, respectively, will be excluded from the Borrowing Base unless specifically waived in writing in each instance by the Banks in their sole discretion."

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            1.4. Section 1.66 ("Termination Date") is hereby amended to evidence that the Termination Date shall now mean and read "February 28, 2007."

            1.5. Section 8.1 (Funded Debt to EBITDA) is hereby amended to evidence that the words "until December 31, 2005, and 3.5 to 1 thereafter" are hereby deleted.

      2. Conditions Precedent. This Amendment and each Bank's commitments hereunder are conditioned upon satisfaction of the following at or before closing.

            2.1. Borrower shall execute and deliver to Banks this Amendment.

            2.2. Borrower shall execute and deliver to Banks the Line Notes, set forth as Schedules "2.2(a)" and "2.2(b)" hereto. These Notes shall serve as replacements for the Line Notes dated March 1, 2004, and set forth on Schedules 1.74(a) and 1.74(b) to the Credit Agreement.

            2.3. Borrower shall provide any and all documents, agreements and instruments related to this transaction, reasonably requested by the Banks.

      3. Borrower Ratification. Each Borrower hereby ratifies and confirms the Credit Agreement, and all instruments, documents and/or agreements executed and/or delivered by Borrower to Bank in connection therewith, and each Borrower represents to Banks that: (i) the Loan Documents remain in full force and effect; (ii) all representations and warranties made thereunder are true and correct as of the date hereof; (iii) no Subsidiary of Borrower has been created or acquired which would be subject to Section 6.12 of the Credit Agreement; and
(iv) no Event of Default exists or will result from the execution of this Amendment.

      4. Governing Law and Binding Effect. This Amendment shall be governed by and construed in accordance with the laws of the State of Oklahoma, and shall inure to the benefit of and be binding upon the parties hereto, their successors and assigns.

      5. Costs, Expenses and Fees. Borrower agrees to pay all costs, expenses and fees incurred by the Banks or otherwise in connection herewith, including, without limitation, all reasonable attorney fees, costs and expenses of Riggs, Abney, Neal, Turpen, Orbison & Lewis.

      6. Multiple Counterparts. This Amendment may be executed in any number of counterparts, and all the counterparts taken together shall be deemed to constitute one and the same instrument.

      7. Further Assurances. Borrower will immediately execute and deliver to the Banks upon request all such other and further instruments as may be required or desired by the Banks from time to time in compliance with or in accomplishment of the covenants and agreements of Borrower made in this Amendment and such other instruments and documents referred to or mentioned herein, all as may be necessary or appropriate in connection therewith.

                           [Signature Pages to Follow]

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      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed.

                                        "Borrower"

                                        ORCHIDS PAPER PRODUCTS COMPANY

                                        By /s/ Keith R. Schroeder
                                           -------------------------------------
                                           Keith R. Schroeder,
                                           Chief Financial Officer

                                        ORCHIDS ACQUISITION GROUP, INC.

                                        By /s/ Keith R. Schroeder
                                           -------------------------------------
                                           Keith R. Schroeder,
                                           Executive Vice President

                                        BANK OF OKLAHOMA, N.A.,
                                        as a Bank and Agent

                                        By /s/ Stephen R. Wright
                                           -------------------------------------
                                           Stephen R. Wright,
                                           Senior Vice President

                                        INTERNATIONAL BANK OF COMMERCE
                                        (F/K/A LOCAL OKLAHOMA BANK), as a Bank

                                        By /s/ Gina Volturo
                                           -------------------------------------
                                           Gina Volturo,
                                           Senior Vice President

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